EXHIBIT 2.2

CONTRIBUTION AGREEMENT

by and among

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

CARTER VALIDUS MISSION CRITICAL REIT II, LLC (f/k/a LIGHTNING MERGER SUB, LLC),

CARTER VALIDUS ADVISORS II, LLC,

CARTER VALIDUS OPERATING PARTNERSHIP II, LP,

CARTER/VALIDUS OPERATING PARTNERSHIP, LP

and

CVOP PARTNER, LLC

Dated as of October 4, 2019

i

Section 6.10	Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth on Exhibit A attached hereto and made a part hereof with this reference	10
Section 6.11	Reliance	10
Section 6.12	Notices	10
Section 6.13	Equitable Remedies	10
Section 6.14	No Personal Liability	11
Section 6.15	Enforcement Costs	11

ii

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (including all exhibits and schedules hereto, this “Agreement”) is made and entered into as of October 4, 2019, by and among Carter Validus Mission Critical REIT II, Inc. (the “REIT”), Carter Validus Mission Critical REIT II, LLC (f/k/a Lightning Merger Sub, LLC) (“Lightning”), Carter Validus Advisors II, LLC (“CV Advisors II”), Carter Validus Operating Partnership II, LP (“CVOP II”), Carter/Validus Operating Partnership, LP (“CVOP”) and CVOP Partner, LLC (“CVOP Partner”).
RECITALS
A.    The REIT owns all of the issued and outstanding interests in Lightning, and owns all of the issued and outstanding general partnership interests and a portion of the limited partnership interests in CVOP II. CV Advisors II owns the remaining limited partnership interests (denominated as “Special Limited Partnership Interests”) in CVOP II. Together, the REIT and CV Advisors II own all of the issued and outstanding interests in CVOP II.

B.    Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 11, 2019, by and between the REIT, Carter Validus Mission Critical REIT, Inc. (“CV REIT”), CVOP, CVOP II and Lightning, CV REIT merged with and into Lighting, with Lightning surviving (the “Merger”).

C.    Following the completion of the Merger, on October 4, 2019, the REIT entered into a term loan, a portion of the proceeds of which (such portion, the “CVOP Debt Pay-Off Amount”) were used by the REIT to satisfy certain indebtedness of CVOP (the “CVOP Debt Pay-Off”). The parties hereto intend to treat, and have treated, the CVOP Debt Pay-Off as a contribution by the REIT of the CVOP Debt Pay-Off Amount to Lightning, followed by a contribution by Lightning of such amount to CVOP in exchange for additional partnership interests in CVOP.

D.     Following the completion of the Merger, on October 4, 2019, CV Advisors II purchased from Carter/Validus Advisors, LLC (“CV Advisors”), all of the issued and outstanding partnership interests held by CV Advisors in CVOP.

E.     As of the date hereof, Lightning owns all of the issued and outstanding general partnership interests and a portion of the limited partnership interests in CVOP (including such interests that are deemed to have been issued pursuant to the CVOP Debt Pay-Off, the “Lightning Contributed CVOP Interests”), and CV Advisors II owns the remaining issued and outstanding limited partnership interests (denominated “Special Limited Partnership Interests”) in CVOP (the “CV Advisors II Contributed CVOP Interests” and, together with the Lightning Contributed CVOP Interests, the “Contributed CVOP Interests”). Together, the Contributed CVOP Interests constitute all of the issued and outstanding interests in CVOP.

F.     CVOP II owns all of the issued and outstanding interests in CVOP Partner.

G.    Pursuant to the terms and conditions of this Agreement and effective as of the Closing, (i) Lightning and CV Advisors II (each, a “Contributor”, and together, the “Contributors”) shall each contribute to CVOP II all of its interests in CVOP, and CVOP II shall acquire from the Contributors all of the Contributors’ right, title and interest in CVOP in exchange for limited partnership interests in CVOP II

(“OP Units”), and (ii) CVOP II shall contribute to CVOP Partner all of the limited partnership interests in CVOP (the “CVOP Partner Contributed CVOP Interests”).
H.    The admission of CVOP II and CVOP Partner as the partners of CVOP is being reflected in a First Amended and Restated Agreement of Limited Partnership of CVOP (the “CVOP Agreement”), effective concurrently with the contributions of the Contributed CVOP Interests and CVOP Partner Contributed CVOP Interests pursuant to this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1.
CONTRIBUTIONS AND RELATED TRANSACTIONS
Section 1.1    Contribution. Effective at the Closing (as defined below) and subject to the terms and conditions contained in this Agreement:
(a)     Each Contributor shall contribute, assign, set over, convey, deliver and transfer to CVOP II, absolutely and unconditionally, all of its right, title and interest in and to its Contributed CVOP Interests (the “First Contribution”). The contribution of the Contributed CVOP Interests shall be evidenced by the execution and delivery of an Assignment and Assumption Agreement in substantially the form of Exhibit B attached hereto and incorporated herein by reference (the “First Assignment and Assumption Agreement”); and
(b)    CVOP II shall contribute, assign, set over, convey, deliver and transfer to CVOP Partner, absolutely and unconditionally, all of its right, title and interest in and to the CVOP Partner Contributed CVOP Interests (the “Second Contribution”). The contribution of the CVOP Partner Contributed CVOP Interests shall be evidenced by the execution and delivery of an Assignment and Assumption Agreement in substantially the form of Exhibit C attached hereto and incorporated herein by reference (the “Second Assignment and Assumption Agreement”).
Section 1.2    Consideration.
(a)    Effective at the Closing and subject to the terms and conditions contained in this Agreement, in consideration of the First Contribution, CVOP II shall authorize, issue and deliver to each of Lightning and CV Advisors II a designated number of CVOP II OP Units equal to the value of the Contributed CVOP Interests in the First Contribution, which shall be reflected in the books and records of CVOP II. Effective at the Closing and subject to the terms and conditions contained in this Agreement, in consideration of the Second Contribution, CVOP Partner shall receive the CVOP Partner Contributed CVOP Interests, as reflected in the CVOP Agreement. Each party hereto shall take such additional actions and execute such additional documentation as may be required, or as may reasonably be requested by the other parties, in order to effect the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”). In addition, the parties hereby accept, acknowledge and agree that, upon receipt of the CVOP II OP Units, Contributed CVOP Interests and CVOP Partner Contributed CVOP Interests pursuant to the terms of this Agreement, as applicable, each shall be subject to and bound by the terms and conditions of the CVOP II OP Agreement and CVOP OP Agreement, as applicable.
Section 1.3    Income Tax Treatment. The parties intend that, for income tax purposes: (i) the First Contribution will be treated as a tax-deferred contribution of property under Section 721(a) of the

Internal Revenue Code, as amended (the “Code”), and an “assets over” “partnership merger” in which CVOP II is the “resulting partnership” pursuant to Treas. Reg. Section 1.708-1(c); and (ii) the Second Contribution will be disregarded (the “Intended Tax Treatment”).
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS
Each Contributor hereby represents and warrants to CVOP II as set forth below:
Section 2.1    Organization; Authority; Qualification. The Contributor has been duly formed, is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction in which it was formed and has all requisite power and authority to carry on its business and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its property make such qualification necessary, except where any failure to be qualified in any jurisdiction has not had, and would not reasonably be expected to have, a Contributor Material Adverse Effect.
Section 2.2    Due Authorization. The Contributor has the legal authority to enter into this Agreement. The execution, delivery and performance of this Agreement by the Contributor have been duly and validly authorized by all necessary actions of the Contributor and its members. This Agreement and each other agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws relating to creditors’ rights and the application of equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity).
Section 2.3    Ownership of Contributed Assets. The Contributor is an owner of CVOP and has the power and authority to transfer, sell, assign and convey to CVOP II its Contributed CVOP Interests free and clear of any Liens (other than Permitted Liens) and, upon delivery of the consideration for its Contributed CVOP Interests as provided herein, CVOP II will acquire good and valid title thereto, free and clear of any Liens (other than Permitted Liens).
Section 2.4    Consents and Approvals. Assuming the accuracy of the representations and warranties of CVOP II made hereunder, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Contributor in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, except for any of the foregoing (i) that shall have been satisfied prior to the Closing or (ii) the failure of which to obtain would not reasonably be expected to have a the Contributors Material Adverse Effect.
Section 2.5    Non-Contravention. Assuming the accuracy of the representations and warranties of CVOP II made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby or the consummation of the Transactions does or will, with or without the giving of notice, lapse of time, or both: (i) contravene or conflict with the organizational documents of the Contributor, (ii) contravene, violate or conflict with any foreign, federal, state, local or other Law binding on the Contributor or by which the any of its respective assets or properties are bound or subject, (iii) result in any violation or breach of, or default under, or give rise to a right of termination, acceleration, modification or cancellation or other right adverse to the Contributor under (A) any material agreement, document or instrument to which the Contributor is a party or by which the Contributor is bound, or (B) any term or provision of any judgment, order, writ, injunction, or decree of a Governmental Entity by which the

Contributor is bound, or (iv) require any approval, consent or waiver of, or the making of any filing with, any Person, including any Governmental Entity, except, with respect to clauses (ii), (iii) and (iv), as has not had, and would not reasonably be expected to have, a the Contributor Material Adverse Effect.
Section 2.6    Litigation. As of the date hereof, there is no Proceeding pending or, to the Contributor’s Knowledge, threatened against the Contributor which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Contributor Material Adverse Effect. As of the date hereof, there is no Proceeding pending or, to the Contributor’s Knowledge, threatened against the Contributor which challenges or impairs the ability of the Contributor to execute or deliver, or perform its obligations under this Agreement or to consummate the Transactions.
Section 2.7    Investment Purposes. The Contributor acknowledges its understanding that the offering and issuance of the OP Units to the Contributor pursuant to this Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”) and that CVOP II’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. In furtherance of the foregoing, the Contributor represents and warrants to CVOP II as follows:
(a)    Investment. The Contributor is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of such OP Units in violation of securities Laws.
(b)    Knowledge. The Contributor is knowledgeable, sophisticated and experienced in business and financial matters and the Contributor fully understands the limitations on transfer imposed by the federal securities Laws. The Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units. The Contributor has received and reviewed all information and documents about or pertaining to CVOP II, the business and prospects of CVOP II and the issuance of the OP Units, as such Contributor deems necessary or desirable and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, CVOP II, CVOP, the business and prospects of the REIT and CVOP II and the OP Units, which such Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the OP Units, and to conduct its own independent valuation of CVOP and the certain other properties that may potentially be owned by CVOP II in connection with the Transactions. Such Contributor is relying upon its own independent analysis and assessment (including with respect to Taxes), and the advice of the Contributor’s advisors (including tax advisors), and not upon that of CVOP II, its Affiliates or any of its advisors (including tax advisors), for purposes of evaluating, entering into, and consummating the transactions contemplated hereby. The Contributor has not been furnished with and has not relied on any oral or written representation in connection with the offering of the OP Units that is not contained in this Agreement.
(c)    Restricted Securities. The Contributor understands that the OP Units have not been, and they will not be, registered under the Act, by reason of a specific exemption from the registration provisions of the Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Contributor’s representations as expressed in this Agreement. The Contributor understands that the OP Units are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Contributor must hold the OP Units indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Contributor acknowledges that CVOP II has no obligation to register or qualify the OP Units for resale.
(d)    No Public Market. The Contributor understands that no public market now exists for the OP Units, and that CVOP II has not made any representation that a public market will ever exist for the OP Units.
(e)    Accredited Investor. The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Act).
Section 2.8    No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or to the Contributor’s Knowledge, threatened against the Contributor, nor are any such proceedings contemplated by the Contributor. Assuming the accuracy of CVOP II’s representations and warranties, the Contributor will be solvent immediately following the First Contribution.
Section 2.9    Exclusive Representations. Except as set forth in this Article 2, the Contributor makes no any representation or warranty of any kind, express or implied, and CVOP II acknowledges that it has not relied upon any other such representation or warranty in connection with the Transactions.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF
CVOP II
CVOP II hereby represents and warrants to the Contributors as set forth below:
Section 3.1    Organization; Authority; Qualification. CVOP II has been duly formed, is validly existing and in good standing (to the extent applicable) under the laws of the State of Delaware and has the requisite power and authority to carry on its business and, to the extent required under applicable Law, is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its property make such qualification necessary, except where any failure to be qualified in any jurisdiction has not had, and would not reasonably be expected to have, an OP Material Adverse Effect.
Section 3.2    Due Authorization. CVOP II has the legal authority to enter into this Agreement. The execution, delivery and performance of this Agreement by the CVOP II has been duly and validly authorized by all necessary action of CVOP II and its general partner. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of CVOP II pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of CVOP II, each enforceable against CVOP II in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar Laws relating to creditors’ rights and the application of equitable principles (regardless of whether enforcement is sought in a Proceeding at law or equity).
Section 3.3    Consents and Approvals. Assuming the accuracy of the representations and warranties of the Contributors made hereunder, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by CVOP II in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, except for any of the foregoing (i) that shall have been satisfied prior to the Closing, or (ii) that would not reasonably be expected to have an OP Material Adverse Effect.

Section 3.4    Non-Contravention. Assuming the accuracy of the representations and warranties of the Contributors made hereunder, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby or the consummation of the Transactions does or will, with or without the giving of notice, lapse of time, or both, (i) contravene or conflict with the organizational documents of CVOP II, (ii) contravene, violate or conflict with any foreign, federal, state, local or other Law binding on CVOP II or by which CVOP II or any of its assets or properties are bound or subject, (iii) result in any violation or breach of, or default under, or give rise to a right of termination, acceleration, modification or cancellation or other right adverse to CVOP II under (A) any agreement, document or instrument to which CVOP II is a party or by which CVOP II is bound, or (B) any term or provision of any judgment, order, writ, injunction, or decree of a Governmental Entity by which CVOP II is bound, or (iv) require any approval, consent or waiver of, or the making of any filing with, any Person, including any Governmental Entity, except, with respect to clauses (ii), (iii) and (iv), as has not had, and would not reasonably be expected to have, an OP Material Adverse Effect.
Section 3.5    OP Units. The OP Units, when issued and delivered in accordance with the terms of this Agreement in exchange for the Contributed CVOP Interests, will be duly and validly issued, and free and clear of all Liens (other than any Liens arising (i) under this Agreement, (ii) pursuant to the terms of CVOP II Agreement, (iii) under applicable securities Laws, or (iv) through action of the Contributors).
Section 3.6    Litigation. There is no Proceeding pending or, to CVOP II’s knowledge, threatened against the REIT, CVOP II or any of their Subsidiaries which is reasonably expected to have an OP Material Adverse Effect, or which challenges or impairs the ability of CVOP II to execute, deliver and perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the Transactions.
Section 3.7    Broker. None of the REIT, CVOP II or any of their members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Contributors to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.
Section 3.8    Exclusive Representations. Except as set forth in this Article 3, CVOP II makes no other representation or warranty of any kind, express or implied, and the Contributors acknowledges that it has not relied upon any other such representation or warranty in connection with the Transactions.
ARTICLE 4.
COVENANTS
Section 4.1    Cooperation with Respect to Proceedings. In the event of a Proceeding by any Person, including any Governmental Entity, seeking to restrain, prevent, prohibit, materially delay or restructure the Transactions, the parties hereto shall cooperate and exercise commercially reasonable efforts to seek a resolution of such Proceeding so as to eliminate any impediment to Closing.
Section 4.2    Efforts to Consummate the Closing. Each of the parties shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or regulation or from any Governmental Entity or third party) in connection with the Transactions, and (b) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Section 4.3    Further Assurances. The parties shall (i) execute and deliver to the other parties all such other and further instruments and documents and take or cause to be taken all such other and further actions as the parties may reasonably request in order to effect the Transactions, including deeds, bills of sale, assignments, instruments or other documents deemed necessary or desirable by CVOP II to vest, perfect or confirm all right, title and interest to the Contributed CVOP Interests in CVOP II, in each case, in accordance with the terms and conditions of this Agreement, and consummate the Transactions, and (ii) make all necessary filings and take all other actions required or deemed appropriate by the parties, with respect to this Agreement and the Transactions, or as required under applicable Law.
ARTICLE 5.
CLOSING
Section 5.1    Closing . The closing of the Transactions (the “Closing”) shall occur on the date hereof following the closing of the Merger, in the order set forth in the Recitals, in the offices of the REIT, 4890 W. Kennedy Boulevard, Suite 650, Tampa, FL 33609, or such other location as otherwise may be mutually agreed by the parties hereto.
Section 5.2    Closing Deliveries.
(a)    At the Closing, each Contributor shall deliver or cause to be delivered to CVOP II the following:
(i)     all books and records, title insurance policies, lease files, contracts and other indicia of ownership with respect to CVOP that are in the possession, or subject to the control, of the Contributor or any of its agents or representatives or which can be obtained through the Contributor’s reasonable efforts;
(ii)     the First Assignment and Assumption Agreement;
(iii)     an executed signature page to the Second Amended and Restated Limited Partnership Agreement of CVOP II; and
(iv)     any other documents that are in the possession, or subject to the control, of such Contributor or any of its agents or representatives or which can be obtained through such Contributor’s reasonable efforts which are reasonably requested by CVOP II or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed CVOP Interests and effectuate the Transactions.
(b)    At the Closing, CVOP II shall deliver or cause to be delivered to the Contributors the following:
(i)     the First Assignment and Assumption Agreement; and
(ii)     evidence of the issuance of the OP Units pursuant to this Agreement.
(c)    At the Closing, CVOP II shall deliver or caused to be delivered to CVOP Partner and CVOP, as applicable, the following:
(i)     all books and records, title insurance policies, lease files, contracts and other indicia of ownership with respect to the CVOP Partner Contributed CVOP Interests that are in the possession, or subject to the control, of CVOP II or any of its agents or representatives or which can be obtained through CVOP II’s reasonable efforts;
(ii)     the Second Assignment and Assumption Agreement;
(iii)     an executed signature page to the CVOP Agreement; and
(iv)     any other documents that are in the possession, or subject to the control, of CVOP II or any of its agents or representatives or which can be obtained through CVOP II’s reasonable efforts which are reasonably requested by CVOP Partner or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the CVOP Partner Contributed CVOP Interests and effectuate the Transactions.
(d)    At the closing, CVOP Partner shall deliver or caused to be delivered to CVOP II and CVOP, as applicable, the following:
(i)     the Second Assignment and Assumption Agreement; and
(ii)     an executed signature page to the CVOP Agreement.
(e)    At the Closing, each party shall deliver to the other parties, such further instruments and documents as may be required to be delivered pursuant to the terms of this Agreement or as may be reasonably requested by the other party in connection with the Closing.
ARTICLE 6.
MISCELLANEOUS
Section 6.1    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each party may execute this Agreement via a facsimile (or transmission of a .pdf file) of this Agreement. In addition, facsimile or .pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Agreement.
Section 6.2    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the choice of laws provisions thereof.
Section 6.3    Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. The waiver by any party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.
Section 6.4    Entire Agreement. This Agreement, the exhibits and schedules hereto constitute the entire agreement of the parties and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.
Section 6.5    Assignability. This Agreement and all of the provisions hereof shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and any reference to a party shall also be a reference to an heir, legal representative, successor or permitted assign; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other party, and any attempted assignment without such consent shall be void and of no effect. Notwithstanding the foregoing, CVOP II may designate one or more other Persons to take title to one or more Contributed Assets.
Section 6.6    Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.
Section 6.7    Third Party Beneficiary. Except as may be expressly provided or incorporated by reference herein, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other Person. All provisions hereof shall be personal solely among the parties to this Agreement.
Section 6.8    Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by CVOP II to effect such replacement. To the extent permitted by applicable Law, the parties waive any provision of applicable law which renders any provision of this Agreement unenforceable in any respect.
Section 6.9    Interpretation. This Agreement shall be read and construed in the English language. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References herein to a party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to articles, sections, schedules, exhibits and attachments shall be deemed references to articles and sections of, and schedules, exhibits and attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular article, section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. All references in this Agreement to “dollars” or “$” shall mean United States Dollars. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. Time is of the essence with respect to all obligations under this Agreement.
Section 6.10    Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth on Exhibit A attached hereto and made a part hereof with this reference.
Section 6.11    Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on Tax or other advice from any other party to this Agreement, and that it has or will consult with its own Tax and other advisors with regard to the Transactions and its investment in CVOP II (as the case may be).
Section 6.12    Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing signed by or on behalf of the party making such notice, request, demand, waiver or communication and shall be deemed to be given (i) on the day delivered (or if that day is not a Business Day, or if delivered or refused after the close of business on a Business Day, on the next day that is a Business Day) when sent by personal delivery or overnight courier, (ii) on the third (3rd) Business Day after mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) upon transmission when sent by facsimile transmission or email transmission (provided that such facsimile or email is followed by an original of such notice by mail or personal delivery as provided herein). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.
To CVOP II:

Carter Validus Operating Partnership II, LP
4890 W. Kennedy Boulevard, Suite 650
Tampa, FL 33609

Attention: Michael Seton
Email: mseton@cvreit.com
To the Contributors:

Carter Validus
4890 W. Kennedy Boulevard, Suite 650
Tampa, FL 33609

Attention: Kay Neely
Email: kneely@cvreit.com
Section 6.13    Equitable Remedies. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that, in addition to the other rights of the parties under this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 6.14    No Personal Liability. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee, member or shareholder of CVOP II or the Contributors.
Section 6.15    Enforcement Costs. Should either party institute any Proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such Proceeding. A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such Proceeding (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE REIT:

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

By:/s/ Kay C. Neely
Name: Kay C. Neely
Title: Chief Financial Officer

CONTRIBUTORS:

CARTER VALIDUS MISSION CRITICAL REIT II, LLC

By: Carter Validus Mission Critical REIT II, Inc., its Sole Member

By:/s/ Kay C. Neely
Name: Kay C. Neely
Title: Chief Financial Officer

CARTER VALIDUS ADVISORS II, LLC

By:/s/ Kay C. Neely
Name: Kay C. Neely
Title: Chief Financial Officer

[Signature Pages to Contribution Agreement]

CVOP:

CARTER/VALIDUS OPERATING PARTNERSHIP, LP
By: Carter Validus Mission Critical REIT II, Inc., its General Partner

By:/s/ Michael A. Seton
Name: Michael A. Seton
Title: Chief Executive Officer and President

CVOP II:

CARTER VALIDUS OPERATING PARTNERSHIP II, LP
By: Carter Validus Mission Critical REIT II, Inc., its General Partner

By:/s/ Michael A. Seton
Name: Michael A. Seton
Title: Chief Executive Officer and President

CVOP PARTNER:

CVOP PARTNER, LLC

By: Carter Validus Operating Partnership II, LP, its Sole Member
By: Carter Validus Mission Critical REIT II, Inc., its General Partner

By:/s/ Michael A. Seton
Name: Michael A. Seton
Title: Chief Executive Officer and President

[Signature Pages to Contribution Agreement]

EXHIBIT A
TO
CONTRIBUTION AGREEMENT
DEFINITIONS
For purposes of the Agreement, the following terms have the meanings set forth below:
(a)    “Affiliate” means with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
(b)    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by applicable Law to close.
(c)    “Contract” means any contract, loan or credit agreement, note, bond, mortgage, indenture, lease, management or other agreement (excluding any license or permit).
(d)    “Contributor’s Knowledge” means the actual knowledge (without obligation to conduct inquiry) of each of W. Daniel Hughes, Jr. and Pierce Ledbetter of the matter in question (and not their constructive or imputed knowledge).
(e)    “Contributor Material Adverse Effect” means (i) any material adverse effect, individually or in the aggregate, on the assets, business, financial condition or results of operations of the Contributor, or (ii) any material adverse effect that could adversely affect or delay the ability of the Contributor to perform its obligations hereunder or in connection with the Transactions.
(f)    “Damages” means all claims, liabilities, Taxes, demands, obligations, losses, penalties, fines, assessments, levies and judgments (at equity or at law), damages (including compensatory damages and amounts paid in settlement), costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts fees and expenses (reasonably sustained or incurred in connection with the defense or investigation of any Proceedings, including Proceedings to establish insurance coverage), whenever arising or incurred and regardless of whether subject to a Proceeding, but expressly excluding exemplary and punitive damages (except to the extent awarded in any Proceeding initiated by a third party).
(g)    “Environmental Law” means all federal, state and local Laws governing pollution or the protection of human health or the environment.
(h)    “Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
(i)    “Law” means any judgment, injunction, stay, restraining order, order, decree, statute, law, ordinance, rule or regulation (whether temporary, preliminary or permanent) of any

Exhibit A-1

Governmental Entity, including the United States Housing Act of 1937, as amended, and the rules and regulations of the U.S. Department of Housing and Urban Development.
(j)    “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).
(k)    “OP Material Adverse Effect” means (i) any material adverse effect, individually or in the aggregate, on the assets, business, financial condition or results of operations of the REIT and CVOP II, or (ii) any material adverse effect that could adversely affect or delay the ability of the REIT or CVOP II to perform its obligations hereunder or in connection with the Transactions.
(l)    “Organizational Documents” means, with respect to any entity, the certificate of formation, limited liability company agreement, or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.
(m)    “Permitted Lien” means (i) Liens for unpaid Taxes that are not yet due and payable; (ii) zoning Laws generally applicable to the districts in which the Participating Properties are located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Participating Properties; (iv) Liens arising in the ordinary course of business; and (v) any exceptions contained in the title policies relating to the Participating Properties as of the Closing.
(n)    “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint‑stock company, trust, unincorporated organization or Governmental Entity.
(o)    “Proceeding” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, claim, lawsuit, legal proceeding, whistleblower complaint, charge, accusation, petition, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), probe or inquiry by any Governmental Entity or any other dispute, including any adversarial proceeding.
(p)    “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another direct or indirect Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital stock or other equity interests, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

Exhibit A-2

EXHIBIT B
TO
CONTRIBUTION AGREEMENT
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
See attached.

Exhibit B-1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of October 4, 2019 (the “Effective Date”), by and among each of Carter Validus Mission Critical REIT II, LLC (f/k/a “Lightning Merger Sub, LLC”) (“Lightning”), Carter Validus Advisors II, LLC (“CV Advisors II” and, together with Lightning, the “Assignors”) and Carter Validus Operating Partnership II, LP (“CVOP II” or the “Assignee”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Contribution Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, on October 4, 2019, Lightning, CV Advisors II, CVOP II, Carter/Validus Operating Partnership, LP (“CVOP”) and CVOP Partner, LLC entered into that certain Contribution Agreement (the “Contribution Agreement”) and each of them now desire to consummate the Transactions contemplated thereby;

WHEREAS, Lightning holds all right, title and interest to the Lightning Contributed CVOP Interests;

WHEREAS, CV Advisors II owns the CV Advisors II Contributed CVOP Interests;

WHEREAS, in connection with the Closing, the Assignee has agreed to acquire, and the Assignors have agreed to assign, transfer, convey and deliver to the Assignee, all of the Assignors’ rights, titles and interests in and to all of the Contributed CVOP Interests.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.Assignment and Assumption. Effective as of the date hereof, upon the terms and subject to the conditions set forth herein:

(i)Assignors hereby assign, transfer, convey and deliver to Assignee, all of Assignors’ rights, titles and interests in and to the Contributed CVOP Interests, in each case, free and clear of all liens, pledges, charges, security interests or other encumbrances of any kind; and
(ii)    Assignee hereby (a) acquires all of Assignors’ rights, titles and interests in and to the Contributed CVOP Interests in each case, free and clear of all liens, pledges, charges, security interests or other encumbrances of any kind, and (b) unconditionally and irrevocably assumes, undertakes and agrees, subject to valid claims and defenses, to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Assignee and its successors and assigns completely and forever from, all

Exhibit B-2

obligations and liabilities of any kind arising out of, or required to be performed under, such Assets, in each case, solely to the extent arising from and after the date hereof; provided, however, that (x) it is understood and agreed that Assignee shall assume any obligation or claim arising out of the performance of, or failure to perform under, any Asset to the extent relating to an act or omission prior to the date hereof or to the extent that such obligation or claim is attributable to any period prior to the date hereof (the “Retained Liabilities”) (and any third party shall be required to look solely to Assignors with respect to any claims relating to such Retained Liabilities), and (y) Assignors hereby agree to indemnify, reimburse, defend and hold harmless Assignee, its affiliates and representatives from and against any and all damages of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against them, in any way by any third party relating to or arising out of any Retained Liabilities.
2.Further Assurances. The Parties covenant and agree to take such actions and execute and deliver such further deeds, assignments or other transfer documents, in each case, as a Party may reasonably request, to effectively contribute, transfer, assign and convey, and to evidence such contribution, transfer, assignment and conveyance of, the Contributed CVOP Interests (including, in each case, by causing any of its applicable affiliates to execute such documents to effectively contribute, transfer, assign and convey, and to evidence such contribution, transfer, assignment and conveyance of, the Assets).

3.Entire Agreement. This Agreement (together with the Contribution Agreement and the other documents contemplated thereby) constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the Parties, or between any of them, with respect to the subject matter hereof and thereof.

4.Miscellaneous. Sections 6.1 (Counterparts), 6.2 (Governing Law), 6.3 (Amendment and Waiver), 6.5 (Assignability), 6.7 (Third Party Beneficiary), 6.8 (Severability), 6.9 (Interpretation), 6.14 (No Personal Liability), and 6.15 of the Contribution Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

Exhibit B-3

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

ASSIGNORS:

CARTER VALIDUS MISSION CRITICAL REIT II, LLC

By: Carter Validus Mission Critical REIT II, Inc., its Sole Member

By:/s/ Kay C. Neely
Name: Kay C. Neely
Title: Chief Financial Officer

CARTER VALIDUS ADVISORS II, LLC

By:/s/ Kay C. Neely
Name: Kay C. Neely
Title: Chief Financial Officer

ASSIGNEE:
CARTER VALIDUS OPERATING PARTNERSHIP II, LP

By: Carter Validus Mission Critical REIT II, Inc., its General Partner

By:/s/ Michael A. Seton
Name: Michael A. Seton
Title: Chief Executive Officer and President

Exhibit B-4

EXHIBIT C
TO
CONTRIBUTION AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
See attached.

Exhibit C‑1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of October 4, 2019 (the “Effective Date”), by and among each of Carter Validus Operating Partnership II, LP (“CVOP II” or the “Assignor”) and CVOP Partner, LLC (“CVOP Partner” or “Assignee”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Contribution Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, on October 4, 2019, Carter Validus Mission Crtical REIT II, LLC (f/k/a “Lightning Merger Sub, LLC”), Carter Validus Advisors II, LLC, CVOP II, Carter/Validus Operating Partnership, LP (“CVOP”) and CVOP Partner, LLC entered into that certain Contribution Agreement (the “Contribution Agreement”) and each of them now desire to consummate the Transactions contemplated thereby;

WHEREAS, CVOP II holds all right, title and interest to the CVOP Partner Contributed CVOP Interests;

WHEREAS, in connection with the Closing, the Assignee has agreed to acquire, and the Assignor have agreed to assign, transfer, convey and deliver to the Assignee, all of the Assignor’s right, title and interest in and to all of the CVOP Partner Contributed CVOP Interests.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.Assignment and Assumption. Effective as of the date hereof, upon the terms and subject to the conditions set forth herein:

(i)Assignor hereby assign, transfer, convey and deliver to Assignee, all of Assignor’s right, title and interest in and to the CVOP Partner Contributed CVOP Interests, in each case, free and clear of all liens, pledges, charges, security interests or other encumbrances of any kind; and
(ii)    Assignee hereby (a) acquires all of Assignor’s right, title and interest in and to the CVOP Partner Contributed CVOP Interests in each case, free and clear of all liens, pledges, charges, security interests or other encumbrances of any kind, and (b) unconditionally and irrevocably assumes, undertakes and agrees, subject to valid claims and defenses, to pay, satisfy, perform and discharge in full, as and when due, and release and discharge Assignee and its successors and assigns completely and forever from, all obligations and liabilities of any kind arising out of, or required to be performed under, such Assets, in each case, solely to the extent arising from and after the date

Exhibit C‑2

hereof; provided, however, that (x) it is understood and agreed that Assignee shall assume any obligation or claim arising out of the performance of, or failure to perform under, any Asset to the extent relating to an act or omission prior to the date hereof or to the extent that such obligation or claim is attributable to any period prior to the date hereof (the “Retained Liabilities”) (and any third party shall be required to look solely to Assignor with respect to any claims relating to such Retained Liabilities), and (y) Assignor hereby agree to indemnify, reimburse, defend and hold harmless Assignee, its affiliates and representatives from and against any and all damages of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against them, in any way by any third party relating to or arising out of any Retained Liabilities.
2.Further Assurances. The Parties covenant and agree to take such actions and execute and deliver such further deeds, assignments or other transfer documents, in each case, as a Party may reasonably request, to effectively contribute, transfer, assign and convey, and to evidence such contribution, transfer, assignment and conveyance of, the CVOP Partner Contributed CVOP Interests (including, in each case, by causing any of its applicable affiliates to execute such documents to effectively contribute, transfer, assign and convey, and to evidence such contribution, transfer, assignment and conveyance of, the Assets).

3.Entire Agreement. This Agreement (together with the Contribution Agreement and the other documents contemplated thereby) constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the Parties, or between any of them, with respect to the subject matter hereof and thereof.

4.Miscellaneous. Sections 6.1 (Counterparts), 6.2 (Governing Law), 6.3 (Amendment and Waiver), 6.5 (Assignability), 6.7 (Third Party Beneficiary), 6.8 (Severability), 6.9 (Interpretation), 6.14 (No Personal Liability), and 6.15 of the Contribution Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

Exhibit C‑3

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

ASSIGNOR:
CARTER VALIDUS OPERATING PARTNERSHIP II, LP

By: Carter Validus Mission Critical REIT II, Inc., its General Partner

By:/s/ Michael A. Seton
Name: Michael A. Seton
Title: Chief Executive Officer and President

ASSIGNEE:
CVOP PARTNER, LLC

By: Carter Validus Operating Partnership II, LP, its Sole Member

By: Carter Validus Mission Critical REIT II, Inc., its General Partner

By:/s/ Kay C. Neely
Name: Kay C. Neely
Title: Chief Financial Officer

Exhibit C‑4